Exhibit 99.1

Jones Soda Reports Fourth Quarter and Full Year 2024 Results

Seattle, WA – April 1, 2025 – Jones Soda Co. (CSE: JSDA, OTCQB: JSDA) (“Jones Soda” or the “Company”), today announced its financial results for the fourth quarter and full year ended December 31, 2024.

Fourth Quarter 2024 Financial Summary vs. Year-Ago Quarter

●	Revenue was $2.8 million compared to $3.5 million. The fourth quarter of 2024 included approximately $2.6 million in revenue from the Company’s beverages segment compared to approximately $3.1 million in the fourth quarter of 2023. The Company also generated $0.2 million in revenue from the Cannabis (THC) segment compared to approximately $0.4 million in the fourth quarter of 2023.
●	Net loss was $4.6 million, or $(0.04) per share, compared to a net loss of $1.5 million, or $(0.02) per share.
●	Adjusted EBITDA[1] was $(4.4) million compared to $(1.4) million. The fourth quarter of 2024 included an aggregate of approximately $1.7 million in litigation costs and inventory write-downs, which we believe are one-time expenses.

Full Year 2024 Financial Summary vs. Prior Year

●	Revenue increased 15% to $19.1 million compared to $16.7 million. Full year 2024 included approximately $17.8 million in revenue from the Company’s beverages segment compared to approximately $15.4 million in 2023 or 15.4% growth over the prior period. The beverages segment saw strong growth from its hemp-derived HD9 products during 2024, as such products generated $1.3 million in revenues during the year compared to $nil during 2023. The Company also generated $1.4 million in revenue from the Cannabis (THC) segment compared to approximately $1.3 million in 2023 or 9% growth over the prior period, mostly driven by sales in Canada.
●	Gross profit as a percentage of revenue was 21.3% compared to 29.1% in 2023
●	Net loss was $9.9 million, or ($0.09) per share per share, compared to a net loss of $4.9 million, or $(0.05) per share.
●	Adjusted EBITDA[1] was $(8.7) million compared to $(4.6) million. Full year 2024 Adjusted EBITDA included an aggregate of approximately $2 million in litigation costs and inventory write-downs, which we believe are one-time expenses.

Fourth Quarter 2024 and Recent Activity Update

Corporate

●	Announced the hiring of proven business executives Scott Harvey and Brian Meadows to serve as the Company’s new Chief Executive Officer and Chief Financial Officer, respectively.
●	Secured a $5 million revolving credit facility in February 2025 to support strategic initiatives for expansion and sales growth.

Beverages Segment

●	Increased its distribution network from 75 partners to 81 partners over the past 15 months, increasing penetration in key national and regional retailers, including Kroger, Albertson-Safeway, Meijer, HyVee, Market Basket, Wakefern-Shoprite, and others across 37 states.

1 Adjusted EBITDA is defined as net income (loss) from operations before interest expense, interest income, taxes, depreciation, amortization and stock-based compensation and is a non-GAAP measure (reconciliation provided below).

●	Expanded into modern soda categories with the Latin-inspired Fiesta Jones in 16 oz resealable aluminum bottles and Pop Jones, a lineup of all-natural, low-calorie functional sodas in 12 oz slim cans, thereby securing new sales and distribution opportunities.
●	Launched Jones Zero Cola in March 2025 across 10,000+ national and regional grocery stores, with plans to introduce additional zero-calorie flavors, including Jones Zero Root Beer and Zero Dr. Jones, later in 2025.
●	Gained distribution in nearly 2,000 convenience stores, including six Circle K divisions (Grand Canyon, Florida, Southeast, Coastal Carolina, South Atlantic and Great Lakes), DK Convenience Stores, and other national and regional chains.
●	Signed 32 distribution partners since launching its Mary Jones Hemp Delta-9 (HD9) line in January 2024, with four most recently signed in the first quarter of 2025 to support expanding distribution into two new states.
●	Launched HD9 Cola and Zero Cola in September 2024, bringing one of the world’s most popular soft drink flavor to the cannabis category in 12-ounce cans with either 5mg or 10mg of infused THC.

Cannabis (THC) Segment

●	Expanded to Missouri, the country’s fifth largest legal cannabis market, through a manufacturing and distribution partnership with Kansas City-based CLOVR.
●	Development of a strategic plan that calls for an increased focus HD9 product opportunities and a review of the strategic alternatives for the Company’s Cannabis THC business.

Management Commentary

“While Jones Soda started the year on a strong note, several challenges in the back-half of the year hindered our growth and presented notable challenges that tested the Company’s resilience,” said Scott Harvey, CEO of Jones Soda. “As a result of these headwinds, Chairman Paul Norman took immediate action to correct our trajectory in the fourth quarter of 2024, immediately focusing on cost reduction and cash flow management and re-aligning the Company’s strategic growth strategy.

“Since stepping in as CEO in early February, I’m pleased to report that I believe Jones Soda is making meaningful progress toward turning around our business from last year’s performance. Our team is focused on optimizing our business by driving operational efficiencies, streamlining our cost structure, and implementing financial discipline to enhance profitability. At the same time, we are sharpening our go-to-market strategies and investing in high-impact growth areas across our three key product categories—core soda, modern soda, and adult beverage. With strong momentum in our adult beverage product category, increasing consumer demand for our modern soda products, and continued enthusiasm for our core soda product lineup, I believe that we are strategically positioned to capitalize on evolving industry trends. By leveraging our iconic brand, reinforcing our operational and financial rigor, and executing with precision, we remain confident in our ability to drive sustainable growth and deliver long-term shareholder value. “

Fourth Quarter 2024 Financial Results

Revenue in the fourth quarter of 2024 was $2.8 million compared to $3.5 million in the prior year period. The decline in revenue was primarily attributable to reduced sales volumes mostly driven by a transition to a new distributor in Canada combined with the loss of a discount retail customer in the U.S. during the third quarter of 2024.

The Company’s beverages segment, which includes craft soda, HD9, Pop Jones and Fiesta Jones brands, generated approximately $2.6 million in revenue in the fourth quarter of 2024 compared to approximately $3.1 million in revenue in the fourth quarter of 2023, including $0.5 million from sales of its HD9 products in the fourth quarter of 2024 compared to $nil in the same quarter of 2023.

The Company’s Cannabis (THC) segment, which includes Mary Jones branded cannabis products, generated approximately $0.2 million in revenue in the fourth quarter of 2024 compared to approximately $0.4 million revenue in the fourth quarter of 2023.

Gross profit for the fourth quarter of 2024 was $(1.3) million compared to $0.7 million in the year-ago period. This decline was primarily driven by a one-time $1.2 million inventory write off, along with the decrease in revenue described above. The inventory write-off in the fourth quarter of 2024 was the result of management’s decision to discontinue certain of the Company’s new products, including Jones Plus and the Company’s Low mg HD9 products, which management believed were not performing well in the market. Management believes that this write-off was a one-time event.

Total operating expenses in the fourth quarter of 2024 were $3.3 million compared to $2.2 million in the year-ago period. The increase was primarily a result of a larger amount of selling and marketing expenses related to the Company’s growth strategy, partially offset by a decrease in general and administrative expenses as the Company focused on optimizing its cost structure throughout the quarter.

Net loss for the fourth quarter of 2024 was $4.6 million, or $(0.04) per share, compared to a net loss of $1.5 million, or $(0.02) per share, in the fourth quarter of 2023. The increase in net loss in the current quarter was primarily driven by the decrease in revenue and the aforementioned inventory write off, which did not occur in the fourth quarter of 2023.

Adjusted EBITDA1 was $(4.4) million in the fourth quarter of 2024 compared to $(1.4) million in the fourth quarter of 2023.

Full Year 2024 Financial Results

Revenue in 2024 increased 15% to $19.1 million in 2024 compared to $16.7 million in the prior year period. The increase in revenue was primarily attributable to the higher sales volume of Mary Jones branded products, which generated 148% year-over-year growth, combined with higher sales volumes of the products in our core soda business, which generated an aggregate of 5% year-over-year growth across the U.S. and Canada.

The Company’s adult beverage brand, Mary Jones, generated approximately $3.1 million in revenue in 2024 compared to approximately $1.2 million in revenue in 2023. Sales of Mary Jones Cannabis THC products generated revenues of $1.3 million in 2024 and sales of Mary Jones HD9 products generated revenues of approximately $1.8 million in that same year compared to $1.2 million in revenues from sales of Mary Jones THC products and no revenues from sales of Mary Jones HD9 Products in 2023.

Gross profit as a percentage of revenue was 21.3% in 2024 compared to 29.1% in the prior year period. The decrease was primarily driven by the $1.2 million inventory impairment charges in the fourth quarter of 2024 discussed above.

Total operating expenses were $14.0 million in 2024, compared to $9.7 million in 2023. The increase was primarily due to increased product innovation and marketing initiatives throughout 2024.

Net loss for 2024 increased to $9.9 million, or $(0.09) per share, compared to a net loss of $4.9 million, or $(0.05) per share, in 2023. The decrease was primarily due to the increase in operating expenses and decrease in gross profit in 2024 compared to 2023.

Adjusted EBITDA1 was $(8.7) million in 2024 compared to $(4.1) million in 2023.

At December 31, 2024, cash and cash equivalents totaled $1.5 million compared to $2.7 million at September 30, 2024, and $3.9 million at December 31, 2023. Subsequent to the end of 2024, the Company entered into a new $5 million revolving credit facility in February 2025.

Conference Call

Jones Soda will hold a conference call today at 9:00 a.m. Eastern time to discuss its results for the fourth quarter and full year ended December 31, 2024.

Chief Executive Officer Scott Harvey and Chief Financial Officer Brian Meadows will host the conference call.

Date: Tuesday, April 1, 2025

Time: 9:00 a.m. Eastern time (6:00 a.m. Pacific time)

Toll-free dial-in number: 1-877-407-0784

International dial-in number: 1-201-689-8560

Conference ID: 13752687

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.jonessoda.com.

A replay of the conference call will be available after 11:30 a.m. Eastern time on the same day through April 15, 2025.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13752687

Presentation of Non-GAAP Information

This press release contains disclosure of the Company’s Adjusted EBITDA which is not a United States Generally Accepted Accounting Principle (“GAAP”) financial measure. The difference between Adjusted EBITDA (a non-GAAP measure) and Net Loss (the most comparable GAAP financial measure) is the exclusion of interest expense and income, income tax expense, depreciation and amortization expense and stock-based compensation. We have included a reconciliation of Adjusted EBITDA to Net Loss under “Jones Soda Co. Non-GAAP Reconciliation” at the end of this press release. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact of certain expenses to our consolidated statements of operations. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. We believe that Adjusted EBITDA provides useful information to investors about the Company’s results attributable to operations, in particular by eliminating the impact of non-cash charges related to stock-based compensation, amortization and depreciation that is consistent with the manner in which management evaluates the Company’s performance. These adjustments to the Company’s GAAP results are made with the intent of providing a more complete understanding of the Company’s underlying operational results and provide supplemental information regarding the Company’s current ability to generate cash flow. Adjusted EBITDA is not intended to be considered in isolation or as a replacement for, or superior to Net Loss as an indicator of the Company’s operating performance, or cash flow, as a measure of its liquidity. Adjusted EBITDA should be reviewed in conjunction with Net Loss as calculated in accordance with GAAP.

About Jones Soda Co.

Jones Soda Co.® (CSE: JSDA, OTCQB: JSDA) is a leading craft soda manufacturer with a subsidiary dedicated to cannabis products. The company markets and distributes premium craft sodas under the Jones® Soda brand, and a variety of cannabis products under the Mary Jones brand. Jones’ mainstream soda line is sold across North America in glass bottles, cans and on fountain through traditional beverage outlets, restaurants and alternative accounts. The company is headquartered in Seattle, Washington. For more information, visit www.jonessoda.com, www.myjones.com, or https://gomaryjones.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as “will,” “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming.” Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect the Company’s actual results, including its financial condition and results of operations, include, among others: its ability to successfully execute on its growth strategies and operating plans for the future;; the Company’s ability to continue to develop and market THC/CBD-infused and/or cannabis-infused beverages and edibles, and comply with the laws and regulations governing cannabis, hemp or related products, and the timing and costs of the development of these new product lines; the Company’s ability to manage operating expenses and generate sufficient cash flow from operations; the Company’s ability to create and maintain brand name recognition and acceptance of its products; the Company’s ability to adapt and execute its marketing strategies; the Company’s ability to compete successfully against much larger, well-funded, established companies currently operating in the beverage industry generally and in the craft beverage segment specifically; the Company’s ability to respond to changes in the consumer beverage marketplace, including potential reduced consumer demand due to health concerns (including obesity) and legislative initiatives against sweetened beverages (including the imposition of taxes); its ability to develop and launch new products and to maintain brand image and product quality; the Company’s ability to maintain and expand distribution arrangements with distributors, independent accounts, retailers or national retail accounts; its ability to manage inventory levels and maintain relationships with manufacturers of its products; its ability to maintain a consistent and cost-effective supply of raw materials and flavors and to manage factors affecting its supply chain; its ability to attract, retain and motivate key personnel; its ability to protect its intellectual property; the impact of future litigation and the Company’s ability to comply with applicable regulations; its ability to maintain an effective information technology infrastructure, fluctuations in freight and fuel costs; the impact of currency rate fluctuations; its ability to access the capital markets for any future equity financing; the Company’s ability to maintain disclosure controls and procedures and internal control over financial reporting; dilutive and other adverse effects from future potential securities issuances; and any actual or perceived limitations by being traded on the OTCQB Marketplace. More information about factors that potentially could affect the Company’s operations or financial results is included in its most recent annual report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission (“SEC”) on April 1, 2024 and in the other reports filed with the SEC since that that date. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Company Contact:

Brian Meadows

Chief Financial Officer

1-206-624-3357

Investor Relations Contact:

Cody Cree

Gateway Group, Inc.

1-949-574-3860

JSDA@gateway-grp.com

JONES SODA CO.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(Unaudited)

	December 31, 20234	December 31, 2023
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$1,533	$3,867
Accounts receivable, net of allowance of $77 and $260, respectively	2,162	2,118
Inventory	3,538	2,392
Prefunded insurance premiums from financing	199	357
Prepaid expenses and other current assets	948	861
Total current assets	8,380	9,595
Other assets	35	174
Fixed assets, net of accumulated depreciation of $366 and $309, respectively	108	137
Total assets	$8,523	$9,906
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,404	$716
Accrued expenses	2,473	1,283
Insurance premium financing	199	357
Loan payable	291	-
Total current liabilities	6,367	2,356
Total liabilities	6,367	2,356
Shareholders’ equity:
Common stock, no par value:
Authorized — 800,000,000 issued and outstanding shares — 115,865,227 shares and 101,258,135 shares, respectively	94,883	90,273
Accumulated other comprehensive income	222	331
Accumulated deficit	(92,949)	(83,054)
Total shareholders’ equity	2,156	7,550
Total liabilities and shareholders’ equity	$8,523	$9,906

JONES SODA CO.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three months ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(Unaudited)		(Unaudited)

Revenue	$2,788	$3,496	$19,155	$16,669
Cost of goods sold	4,059	2,815	15,079	11,814
Gross profit	(1,271)	681	4,076	4,855
Gross profit %	-45.6%	19.5%	21.3%	29.1%

Operating expenses:
Selling and marketing	1,044	1,112	6,108	4,378
General and administrative	2,230	1,121	7,866	5,355
	3,274	2,233	13,974	9,733
Loss from operations	(4,545)	(1,552)	(9,898)	(4,878)
Interest income	4	14	22	52
Interest expense	6	-	(11)	-
Other income (expense), net	(13)	8	17	5
Loss before income taxes	(4,548)	(1,530)	(9,870)	(4,821)
Income tax expense, net	1	(3)	(25)	(33)
Net loss	$(4,547)	$(1,533)	$(9,895)	$(4,854)

Net loss per share - basic and diluted	$(0.04)	$(0.02)	$(0.09)	$(0.05)
Weighted average common shares outstanding - basic and diluted	115,865,227	101,258,135	107,481,563	100,922,834

JONES SODA CO.

NON-GAAP RECONCILIATION

(Unaudited, in thousands)

	Three months ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
GAAP net income (loss)	$(4,547)	$(1,533)	$(9,895)	$(4,854)
Stock based compensation	92	86	1,078	694
Interest income	(4)	(14)	(22)	(52)
Interest expense	(6)	-	11	-
Income tax expense, net	(1)	3	25	33
Depreciation and Amortization	15	18	56	63
Non-GAAP Adjusted EBITDA	$(4,451)	$(1,440)	$(8,747)	$(4,116)

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